EXHIBIT 10.3

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") made this 31st day of December by and between China Direct, Inc., (the “Consultant”), a Florida corporation located at 5301 N. Federal Highway, Suite 120, Boca Raton, FL 33487, and MediaReady, Inc., a Florida corporation (“MRED” or "Company"), located at 888 East Las Olas Boulevard, Suite 710, Fort Lauderdale, FL 33301.

RECITALS:

A.

MRED desires to engage the services of Consultant to assist MRED to assist the Company to coordinate an acquisition of Shandong Jiajia International Logistics Co., Ltd. ( “Jiajia”), a company of limited liabilities organized under the laws of the Peoples Republic of China (the “PRC”).  MRED will look to Consultant for advice on general business activities and customs relative to the operations of a business entity in the PRC.

B.

China Direct, Inc. is a consultant organization serving as a cross pacific bridge between US capital markets and entities operating within the Chinese economy.

C.

Consultant is desirous of performing such consulting services on behalf of MRED.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1.

Consulting Services.

a

Consultant has introduced Jiajia, an entity located in the PRC, to MRED.  Subsequent and as a result of such introduction, Jiajia is prepared to execute an acquisition agreement with MRED.  Consultant hereby agrees that it shall, during the term of this Agreement, undertake the performance of services as outlined in this Agreement.

b

Upon the terms and subject to the conditions contained in this Agreement, Consultant hereby agrees that it shall, during the term of this Agreement, use its best efforts to provide support to MRED in the following areas:

i.

Translation of materials (English/Chinese)

ii.

Restructure balance sheet of Company

iii.

Convert all outstanding debt obligations

iv.

Support the efforts of Jiajia to complete an independent financial audit.

v.

Assist with the preparation and filing of a Form 8/K disclosing material terms and financial statements of the transaction between MRED and Jiajia.

2.

Term.  This Agreement shall expire on June 30, 2008.  Consultant compensation for any extension will be negotiated prior to such extension.

3.

Compensation.

a

Company shall issue to Consultant 450,000 shares of Series B Preferred Stock of MediaReady, Inc. (OTCBB: MRED). MRED shall have a contractual commitment to issue such shares upon the execution of this Agreement.  The 450,000 of such shares to be issued to Consultant shall be issued on or before June 30, 2008.

b

Discretionary Award Fees.  At the discretion of the Company, this Agreement provides for the additional payment of fees payable to the Consultant in either readily available funds or other marketable securities.

4.

Indemnification.  Consultant shall not be liable to the Company or to any officer, director, employee, stockholders, or creditor of the Company, for any act or omission in the course of or in connection with the provision of advice or assistance hereunder.  The Company agrees to and shall defend, indemnify and hold China Direct, Inc., and/or any of its affiliates or affiliates’ directors, officers and employees harmless from and against any and all suits, claims, demands, causes of action, judgment damages, expenses and liability, including court costs and attorney’s fees which may in any way result from services provided by Consultant pursuant to or in connection with this Agreement.  Consultant does not, in any way, guarantee that MRED will subsequently close any transaction with any Chinese entity introduced to MRED by Consultant.

5.

Termination.  Either party may terminate this Agreement upon the giving of thirty (30) days’ prior written notice, but no such termination shall affect compensation pursuant to Paragraph 3 hereof.

6.

Entire Agreement.  This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7.

Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

8.

Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State.

9.

Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

10.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

11.

Other Activities.  Nothing contained herein shall prevent Consultant from acquiring or participating in a transaction of any kind with any other entity proposed by Consultant to be acquired by Company.  Consultant may be a party to such transaction at a price, terms and conditions more or less favorable than those offered to Company.

12.

Natural Disaster.  In the event that any obligation of either party is prevented or delayed by circumstances of natural disaster, such party will be excused from any failure to perform any such obligation under this Agreement to the extent that such failure is caused by any such circumstances.

13.

Non-Solicitation of Consultant's Employees:  Company agrees not to knowingly hire or solicit Consultant's employees during performance of this Agreement and for a period of two years after termination of this Agreement without Consultant's written consent.

14.

Mediation and Arbitration:  If a dispute arises under this Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed-upon mediator in Palm Beach County, FL. Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the parties. If the dispute is not resolved through mediation, the parties agree to submit the dispute to binding arbitration in Florida under the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court with jurisdiction to do so.

15.

Attorney Fees:  If any legal action is necessary to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MediaReady, Inc. /s/ V. Jeffrey Harrell V. Jeffrey Harrell, President December 31, 2007 [Date]	China Direct, Inc. /s/ James Wang James Wang December 31, 2007 [Date]

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